AS  FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1995.
                                                 REGISTRATION NO. 33-62431

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          PRE-EFFECTIVE
                         AMENDMENT NO. 1
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                         SHOWBOAT, INC.
     (Exact name of registrant as specified in its charter)


             NEVADA                           88-0090766

 (State or other jurisdiction of           (I.R.S. Employer
 incorporation or organization)          Identification No.)


                       2800 FREMONT STREET
                     LAS VEGAS, NEVADA 89104
                         (702) 385-9141
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)


                      JOHN N. BREWER, ESQ.
                KUMMER KAEMPFER BONNER & RENSHAW
                   3800 HOWARD HUGHES PARKWAY
                          SEVENTH FLOOR
                     LAS VEGAS, NEVADA 89109
                         (702) 792-7000
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)


     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

        SUBJECT TO COMPLETION, DATED DECEMBER 4, 1995

                         SHOWBOAT, INC.
                 150,000 Shares of Common Stock

     This Prospectus relates to (i) warrants to purchase 150,000 shares of common stock (the "Warrants") of Showboat, Inc., a Nevada corporation (the "Company"); and (ii) 150,000 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of the Company, issuable upon the exercise of the Warrants. The Warrants and the Shares are being offered for sale, pursuant to this Prospectus, from time to time, by or for the account of the security holders named herein (the "Selling Security Holders"). See "Selling Security Holders." The Company will not receive any of the proceeds of the offering, except for the receipt of the exercise price of the Warrants upon exercise of the Warrants. See "Use of Proceeds."

     Each Warrant entitles its holder to purchase one share of Common Stock of the Company at a price of $15.50. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment upon certain events. The Warrants expire on May 6, 1999. The exercise price of the Warrants will be payable, at the holder's option either in cash, certified check or by surrender of debt or preferred equity securities of the Company. In the alternative, each holder of Warrants may exercise its right to receive Shares on a net basis, without the exchange of any funds. See "Description of Warrants."

     The Selling Security Holders either directly, through agents designated or to be designated from time to time by them, or through underwriters or dealers, may sell the Warrants and Shares from time to time on terms to be determined by the Selling Security Holders at the time of sale. To the extent required by applicable law, the specific amount of the Warrants and Shares sold, the names of the Selling Security Holders, the respective purchase price and public offering price, the name of such agents, underwriters or dealers, and any applicable commission or discount with respect to a particular offer will have to be set forth in a Prospectus Supplement or an amendment to the Registration Statement of which this Prospectus is a part. The Selling Security Holders may also seek, to the extent permitted by applicable laws, to sell the Warrants and Shares in transactions under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Security Holders" and "Plan of Distribution."

     All expenses of this offering, other than commissions or discounts of broker-dealers, will be borne by the Company. It is estimated that such expense to be borne by the Company, including accounting and legal fees) will approximate $21,750.

     The Selling Security Holders and any broker-dealers, agents, underwriters or dealers that participate with the Selling Security Holders in the distribution of the Warrants and Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Warrants and Shares purchased by them may be deemed to be underwriting commissions and discounts under the Securities Act.

     The Common Stock is listed on the New York Stock Exchange
(the "NYSE"). On November 28, 1995, the last reported sale price of the Common Stock on the NYSE Composite Tape was $25 3/4. The
Warrants are not listed on any exchange.

   The date of this Prospectus is                       , 1995

     SEE  "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION  OF
CERTAIN FACTORS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER  PRIOR
TO AN INVESTMENT IN THE SHARES.

   NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING
     CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION
           NOR ANY OTHER GAMING REGULATORY AGENCY WITH
          WHICH THE COMPANY IS LICENSED OR HAS APPLIED
           FOR A LICENSE, HAS PASSED UPON THE ADEQUACY
              OR ACCURACY OF THIS PROSPECTUS OR THE
               INVESTMENT MERIT OF THE SECURITIES
               OFFERED HEREBY.  ANY REPRESENTATION
                  TO THE CONTRARY IS UNLAWFUL.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
       SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITY HOLDERS, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                     AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048; and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE. Reports, proxy statements, and other information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Warrants and the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions which have been omitted as permitted by the regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are hereby incorporated herein by reference:

     (i)  The Company's  Annual Report  on Form 10-K for the Year
          Ended December 31, 1994 (File No. 1-7123);

     (ii)  The  Company's Quarterly Reports on Form 10-Q for  the
           Quarters  Ended  March 31,  1995, June 30,  1995,  and
           September 30, 1995 (File No. 1-7123); and

     (iii) The Company's Current Reports on Form 8-K dated March
           31,  1995,  September 13,  1995, October 5,  1995 and
           October 13, 1995 (File No. 1-7123).

     In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(b) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this

Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from H. Gregory Nasky, Secretary, Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104 (telephone
(702) 385-9141).

                           THE COMPANY

     AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" OR "SHOWBOAT" REFERS TO SHOWBOAT, INC. AND ITS SUBSIDIARIES. SEE "RISK FACTORS" FOR FACTORS A PROSPECTIVE INVESTOR SHOULD CONSIDER IN EVALUATING THE COMPANY BEFORE PURCHASING THE SHARES OR WARRANTS.

     Showboat owns and operates the Atlantic City Showboat and the Las Vegas Showboat. Showboat is also the largest single shareholder at 26.3% of Sydney Harbour Casino Holdings Limited, the parent company of Sydney Harbour Casino, the casino licensee, and has an 85% interest in the management company which operates Sydney Harbour Casino in Sydney, Australia. In addition to its existing facilities, Showboat maintains an active development program to identify and develop gaming opportunities in existing and emerging gaming venues. Showboat has announced expansion opportunities in East Chicago, Indiana and St. Louis, Missouri. Showboat generated income from operations of consolidated subsidiaries before depreciation and amortization plus equity in earnings from all unconsolidated subsidiaries of $80.2 million, $68.7 million and $68.5 million during the years ended December 31, 1994, 1993 and 1992, respectively.

     Showboat's marketing and operating strategy is to develop a high volume of traffic through its casinos, emphasizing slot machine play. The Atlantic City Showboat targets the drive-in customer by providing competitive games and excellent service in an attractive and convenient facility. Customers are attracted to the Las Vegas Showboat by competitive slot machines, bingo, moderately priced food and accommodations, a friendly "locals"
atmosphere and a 106-lane bowling center. The Atlantic City Showboat was voted "best casino" in 1995 for the second straight year by the readers of the Southern New Jersey COURIER POST, and the Las Vegas Showboat was voted "best in Las Vegas" for slot machines, video poker, bingo, keno and bowling in 1994 by the readers of the LAS VEGAS REVIEW JOURNAL. At future venues, Showboat will modify its marketing strategies to maximize casino revenues by focusing on a specific venue's unique location and demographics.

     Showboat's development strategy is to identify new and existing gaming opportunities with strong demographics, in attractive and accessible locations, and which Showboat believes will meet or exceed Showboat's return on investment objectives. In 1993, Showboat created a Development and Management Services Division to investigate and secure new properties in the United States and around the world. Showboat's Development and Management Services Division also provides management services to support new facilities upon opening, including human resources, marketing, design and construction, management information systems, regulatory compliance and operating and financial services.

THE ATLANTIC CITY SHOWBOAT

     Since March 30, 1987, Showboat has operated the Atlantic City Showboat fronting the Boardwalk in Atlantic City, New Jersey. The Atlantic City Showboat is located at the eastern end of the Atlantic City Boardwalk on approximately 13 acres. Access to the Atlantic City Showboat's four-story podium, which houses the casino and a 20-story hotel tower, is provided by two main entrances, one on the Boardwalk and one on Pacific Avenue, which runs parallel to the Boardwalk. Adjacent to the casino on approximately 1.4 acres, is a newly constructed 17-story tower containing additional casino space and 284 hotel rooms. The Atlantic City Showboat has been designed to promote ease of customer access to the casino and all other public areas of the casino hotel.

    The Atlantic City Showboat contains two public levels. Two pairs of large escalators directly accessible from the two ground level entrances and six elevators provide easy access to the second level. Public areas located on the ground level, in addition to the approximately 95,000 square feet of gaming space, include a show lounge, two cocktail lounges, five restaurants, a coffee shop, a pizza snack bar, an ice cream parlor and retail shopping. Public areas located on the second level include a buffet, a coffee shop, a private Players Club, a beauty salon, a health spa, approximately 2,000 square feet of space for video games, approximately 27,000 square feet of meeting rooms, convention, board room and exhibition space and the 60-lane bowling center, including a snack bar and cocktail lounge.

     The casino features approximately 3,200 slot machines, 88 table games, six poker tables, a horse race simulcast facility, and a keno facility. The 20-story hotel tower features 516 guest rooms and the adjacent 17-story tower features 284 guest rooms. Many of the guest rooms in both towers have a view of the ocean. Included in the number of guest rooms are 59 suites, 40 of which have ocean-front decks. A nine-story parking garage is located on-site at the Pacific Avenue entrance. The facility provides self-parking for approximately 2,000 cars and a 14-bus depot integrated within the casino podium and additional ground level self-parking for approximately 950 cars. In addition, on-site underground parking accommodates valet parking for approximately 600 cars. Two stories of the four story podium are occupied by kitchens, storage for food and other perishables, surveillance and security areas, an employee cafeteria, computer equipment and executive and administrative offices.

     The Atlantic City Showboat recently completed a three-phase, $91.3 million expansion project which made the facility one of the largest casinos in Atlantic City by adding 20,000 square feet of casino space. The expansion also included the construction of the new 284-room hotel tower.

     Adjacent to the Atlantic Showboat is the Taj Mahal Casino Hotel (the "Taj Mahal"). The Taj Mahal is the largest casino in Atlantic City and is connected to both the Atlantic City Showboat and Merv Griffin's Resorts International Casino Hotel by pedestrian passageways. These three properties form an "uptown casino complex" in which patrons can pass from property to property, either on the ocean-front Boardwalk or through the pedestrian connectors.

THE LAS VEGAS SHOWBOAT

     The Las Vegas Showboat, when fully operational, includes an approximately 78,000 square foot casino centrally located in a 453-room 18-story hotel, featuring a 106-lane bowling center, a buffet, a coffee shop, a 1,300-seat bingo parlor garden, a showroom and two specialty restaurants. At full capacity, the casino features approximately 1,900 slot machines, 33 table games and a keno facility. In addition, 8,300 square feet of meeting room area is available with a seating capacity of 1,000 persons. The Las Vegas Showboat covers approximately 26 acres and is approximately two and one-half miles from the hotel casinos located in downtown Las Vegas or on the "Strip."

     Showboat has commenced an approximately $18.0 million renovation of the Las Vegas Showboat which will improve the quality of the casino space and which Showboat believes will improve its competitive position. Approximately 30,000 square feet or 40% of the casino space has been closed since July 1995 due to the renovation, which closure has caused a significant disruption in operations and earnings at the Las Vegas Showboat. The renovation is anticipated to be completed in December 1995.

     The Las Vegas Showboat sponsors a variety of special events designed to produce a high volume of traffic through the casino. The Las Vegas Showboat sponsors events such as the Professional Bowlers Association tour and Superstar Bingo, a high-stakes bingo game, and provided the site for the annual High Rollers Million Dollar Bowling Tournament. The Las Vegas Showboat also regularly hosts small conventions and groups. In addition, the Las Vegas Showboat provides a slot club, the Officer's Club, which is designed to attract and reward frequent slot players at the Las Vegas Showboat.

   THE SYDNEY HARBOUR CASINO

     The Sydney Harbour Casino commenced gaming operations in an interim casino in Sydney, Australia on September 13, 1995. Through Showboat Australia Pty Ltd., the Company is the largest single shareholder at 26.3% of Sydney Harbour Casino Holdings Limited, the parent company of Sydney Harbour Casino, the casino licensee, and has an 85% interest in the management company which operates Sydney Harbour Casino.

     The interim casino is located approximately one mile from the Sydney central business district at Pyrmont Bay next to Darling Harbour on Wharves 12 and 13, formerly a cruise ship passenger terminal. The terminal building was renovated to permit the operation of a casino containing approximately 500 slot machines and 150 table games. The interim casino is open daily 24 hours per day. The interim casino also features four restaurants, along with bars, a TAB sports lounge and Pier 13, the casino store. The interim casino is easily accessed by monorail, bus, ferry service and private car.

     The opening marks the beginning of Sydney Harbour Casino's monopoly as the only full-service casino in the State of New South Wales for 12 years. This exclusive 12-year period is included in the 99-year gaming license awarded to Sydney Harbour Casino.

     The permanent Sydney Harbour Casino is expected to be open in 1998. The permanent Sydney Harbour Casino will feature approximately 136,000 square feet of casino space, including an approximately 20,000 square foot private gaming area to be located on a separate level which will target a premium clientele. The Sydney Harbour Casino will have approximately 1,500 slot machines and 200 table games. The permanent Sydney Harbour Casino will also contain themed restaurants, cocktail lounges, a 2,000 seat lyric theatre, a 700 seat cabaret style theatre and extensive public areas. The permanent Sydney Harbour Casino complex will include a 352 room hotel tower and an adjacent condominium tower containing 139 privately-owned units with full hotel services. The complex will also include extensive retail facilities, a station for Sydney's proposed light rail system, a bus terminal, docking facilities for commuter ferries and parking for approximately 2,500 cars.

EXPANSION OPPORTUNITIES

     Showboat is actively pursuing expansion opportunities in emerging gaming markets throughout the United States and internationally, including land-based casinos, riverboats and Native American gaming. Announced expansion opportunities include:




  EAST CHICAGO, INDIANA

     On  January  31,  1994, the Showboat Marina Partnership,  an
Indiana general partnership ("SMP"), was formed by Showboat Indiana Investment Limited Partnership, a Nevada limited partnership ("Showboat Indiana") wholly-owned by Showboat, and Waterfront Entertainment and Development, Inc., an unrelated Indiana corporation ("Waterfront"), for the purpose of applying for a riverboat gaming license, designing, constructing, owning and operating a riverboat casino ("East Chicago Riverboat") and related facilities in East Chicago, Indiana. SMP is owned 55% by Showboat Indiana and 45% by Waterfront. The East Chicago Riverboat will be located approximately 25 minutes from downtown Chicago, Illinois and approximately 3 miles from the Chicago city limits. The Indiana Gaming Commission held licensing hearings for SMP on October 19, 1995 and November 17, 1995. If a certificate of suitability is issued to SMP, SMP anticipates that gaming operations will commence in approximately one year following the issuance of such certificate.

     SMP expects to award a construction contract to construct the East Chicago Riverboat and related facilities following the issuance of the certificate of suitability by the Indiana Gaming Commission and receipt of necessary approvals to commence construction. The Army Corps of Engineers has issued a draft development permit to the City of East Chicago for SMP's East Chicago Project. Preliminary plans for the East Chicago Riverboat contemplated an approximately 53,000 square feet of casino space on three levels and will feature approximately 1,870 slot machines and approximately 85 table games. The East Chicago Riverboat and related facilities will cost approximately $170.0 million. Subject to available resources, Showboat expects to invest approximately $35.0 million. Under the current partnership agreement Showboat will receive a 12% preferred return on its investment prior to additional partnership distributions.

  ST. LOUIS, MISSOURI

     On May 1, 1995, the Southboat Limited Partnership, a Missouri limited partnership ("SLP"), was formed by Showboat Lemay, Inc., a Nevada corporation ("Showboat Lemay") wholly-owned by Showboat, and Futuresouth, Inc., an unrelated Missouri corporation ("Futuresouth"), for the purpose of designing, developing, constructing, owning and operating a riverboat casino (the "Southboat Casino") and related facilities (collectively, the " Southboat Project") to be located on approximately 29 acres at the southernmost portion of the St. Louis County Port Authority Site on the Missouri River near Lemay, Missouri. The Southboat Project is intended to contain a multi-level gaming and entertainment facility within a New Orleans-themed barge complex. The SLP is owned 80% by Showboat Lemay, the sole general partner, and 20% by Futuresouth, the sole limited partner. The total cost of the Southboat Project is anticipated to be approximately
$115.0 million. Subject to available financial resources, Showboat expects to invest approximately $22.4 million in the SLP and will help SLP obtain the remaining amount through debt financings. On October 13, 1995, SLP entered into a lease and development agreement with the St. Louis County Port Authority, a public body corporate and politic of the state of Missouri, for the lease of an approximately 29-acre parcel of real property located along the Mississippi River in the Lemay area of St. Louis County. On October 17, 1995, SLP submitted an application to the Missouri Gaming Commission for the necessary gaming licenses to operate the Southboat Project. In the event SLP is granted a gaming license, it will commence gaming operations approximately one year following the licensing hearings.

     Showboat or an affiliate of Showboat shall provide management services to the Southboat Project in exchange for a management fee of 5 1/4% of the net gaming revenues of the Southboat Project and an additional incentive fee of 20% of earnings before any interest expense, income taxes, capital lease rent, depreciation and amortization between $30.0 million to $35.0 million and 10% of earnings before any interest expense, income taxes, capital lease rent, depreciation and amortization inexcess of $35.0 million.

     The  Company's  principal executive offices are  located  at
2800  Fremont  Street,  Las Vegas, Nevada 89104.   The  telephone
number is (702) 385-9141.

                          RISK FACTORS

     EACH  PROSPECTIVE  INVESTOR SHOULD  CAREFULLY  CONSIDER  THE
FOLLOWING FACTORS, AMONG OTHERS, IN EVALUATING THE COMPANY BEFORE
PURCHASING THE SHARES OR WARRANTS.

     COMPETITION. The Atlantic City Showboat competes with 11 other casino hotels in Atlantic City containing, in the aggregate, approximately 788,000 square feet of casino space and approximately 8,400 rooms. In addition, the Atlantic City Showboat competes with Foxwood's High Stakes Bingo and Casino on the Mashantucket Pequot Indian Reservation in Ledyard, Connecticut. Competition among casino hotels in Atlantic City is intense. Casino hotels in Atlantic City generally compete on the basis of promotional allowances, entertainment, advertising, service provided to patrons, caliber of personnel, attractiveness of the hotel and casino areas and related amenities.

     The Las Vegas Showboat competes generally with approximately 130 casinos in Clark County, Nevada, which includes the cities of Las Vegas, Henderson, Laughlin and Mesquite. Competition among casinos in Clark County is intense. The Company has experienced increased competition from new and existing Las Vegas hotel casinos which have also sought to attract slot machine players and Las Vegas-area residents, including construction of a new hotel casino and renovation of another hotel casino which are located on Boulder Highway near the Las Vegas Showboat. The Company anticipates continuing increased competition for these customers.

     The Company believes that the growing legalization of casino gaming in states other than New Jersey and Nevada, including Colorado, Connecticut, Illinois, Iowa, Indiana, Louisiana, Mississippi, Missouri, and South Dakota, and on various Indian reservations has not to date had a material adverse impact on its operations. The legalization of casino and other gaming venues in states close to Nevada, particularly California, or in or near New Jersey, particularly Delaware, Maryland, New York or Pennsylvania, may have a material adverse effect on the Company's business. The Company believes that gaming legislation has been introduced, but not passed, in Pennsylvania and has received an initial approval in New York.

     The Company expects that many riverboat casinos, land-based casinos, and Indian gaming will be licensed eventually throughout the United States. Moreover, each announced opportunity will compete with other nearby gaming operations. See "The Company - Expansion Opportunities." Some of these gaming operations may be owned by companies that are larger and have significantly greater financial and other resources than the Company. Given these factors, it is possible that substantial competition will arise which could adversely affect the Company's existing and proposed operations. The Company's ability to maintain its competitive position may require the expenditure of significant funds on an ongoing basis at all of its casino properties.

     NEW GAMING JURISDICTIONS AND EXPANSION OPPORTUNITIES. The Company is actively pursuing potential gaming opportunities in certain jurisdictions where gaming has recently been legalized, as well as jurisdictions where gaming is not yet, but is expected soon to be legalized. There can be no assurance that legislation to legalize gaming will be enacted in any additional jurisdictions, that any properties in which the Company may have invested will be compatible with any gaming legislation so enacted, that legalized gaming will continue to be authorized in any jurisdiction or that the Company will be able to obtain the required licenses in any jurisdiction.

     Furthermore, competition for the development of new gaming opportunities has intensified as established and newly organized gaming companies compete for a limited number of sites and licenses. There can be no assurance that attractive opportunities to develop new gaming operations will be available to the Company.

     The Company may invest in real property related to potential gaming opportunities. Such investments are subject to the risks generally incident to the ownership of real property, including changes in economic conditions, environmental risks, governmental regulations and other circumstances over which the Company may have little or no control. There can be no assurance that the Company will be able to recover its investment in any such property.

     LEVERAGE  AND DEBT SERVICE.  As of September 30,  1995,  the
Company   had  long-term  obligations  of  approximately   $392.2
million, inclusive of current maturities, and total stockholders' equity of approximately $158.9 million.

     The Company has significant interest expense. The Company's ratio of earnings to fixed charges was 1.7 to 1 and 1.7 to 1 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively. The Company's ability to satisfy its obligations is dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company, affecting business operations of the Company. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

     SYDNEY HARBOUR CASINO - RISK OF CONSTRUCTION DELAYS. The Sydney Harbour Casino is currently being constructed at a total cost, including licensing fees, of approximately A$1.2 billion. The Company invested A$135.0 million in Sydney Harbour Casino. The construction of the Sydney Harbour Casino will be subject to the risks of delay and higher expenses to which construction projects of this type are exposed due to factors such as shortage of materials or skilled labor, structural engineering, environmental and/or geological problems, work stoppages and weather interference. Accordingly, there can be no assurance that the Sydney Harbour Casino will be completed or completed in a timely manner and within budget.




     RISKS OF POTENTIAL DISRUPTIONS FROM CONSTRUCTION. Construction on the $18.0 million renovation of the Las Vegas Showboat commenced in July 1995 and is anticipated to be completed in December 1995. The construction of the renovation has caused a significant disruption in casino operations and earnings, and has required the closure of approximately 30,000 square feet or 40% of the casino space at the Las Vegas Showboat. There can be no assurance that the renovation will be completed in a timely manner and within budget.

     TAXATION. The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions have legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state income taxes, and such taxes and fees are subject to increase at any time. The Company pays substantial taxes and fees with respect to its operations and will likely incur similar burdens in any other jurisdiction in which it may conduct gaming operations in the future. In addition, there have been suggestions from time to time to tax all gaming establishments at the federal level. Any increase in the Company's tax rates would adversely affect the Company.

     LOSS OF A RIVERBOAT FROM SERVICE. A riverboat, such as the proposed East Chicago and St. Louis Riverboats, could be lost from service for a variety of reasons, including casualty, mechanical failure or extended or extraordinary maintenance or inspection. U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. To comply with this inspection requirement, which could take a substantial amount of time, the riverboats, that the Company may operate in the future must be taken to a U.S. Coast Guard approved dry docking facility.

     HOTEL/GAMING BUSINESS. The Company is subject to the risks inherent in the hotel and gaming operations business. Gaming activity can vary significantly as a result of a number of factors, including the competitive environment, hotel occupancy rate, and general economic conditions, and is subject to substantial governmental regulation. See "Regulatory Matters." Additionally, hotel and gaming operations are subject to the imposition of special taxes or assessments by regulatory bodies. Any new tax or assessment may have an adverse impact on the Company's operations.

     REGULATORY MATTERS. The ownership and operation of the Las Vegas Showboat, the Atlantic City Showboat and the Sydney Harbour Casino, and other gaming facilities which may be operated by the Company in the future are subject to extensive regulation by state and local gaming authorities in Nevada, New Jersey, New South Wales, Australia and in other states and foreign countries the Company may conduct business in the future (collectively, the "Gaming Authorities"). The Company may be required to disclose to the Gaming Authorities, upon request, the identities of the Company's securityholders. The Gaming Authorities may, in their discretion, (i) require securityholders of the Company to file applications in states in which the Company does business;
(ii)  investigate  such securityholders; and (iii)  require  such securityholders to be found suitable or qualified to own such securities. Pursuant to the regulations of the Gaming Authorities, the Company may be sanctioned, including the loss of its approvals, if, without prior approval of the Gaming Authorities, it (i) pays to the unsuitable or unqualified person any dividend, interest or other distribution; (ii) recognizes any voting right by such unsuitable or unqualified person in connection with the securities; (iii) pays the unsuitable or unqualified person remuneration in any form; or (v) makes any payments to the unsuitable or unqualified person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. For a more detailed discussion of regulatory matters, see "Business-Regulation and Licensing" in
Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     DEVELOPMENT OF NEW FACILITIES. The development of any significant new venture which requires the Company to make a substantial capital investment may require additional debt or equity financing. There can be no assurance that the cash flow generated by the operations of the Company or any other new venture will be sufficient to service any additional debt which may be incurred in connection therewith. In addition there can be no assurance that additional financing can be obtained which is acceptable to the Company.

     The opening of any new facility, such as the Sydney Harbour Casino, or expansion of an existing facility will be contingent upon the completion of construction, hiring and training of experienced management and sufficient personnel and receipt of all regulatory licenses, permits, allocations and authorizations. The scope of the approvals required to construct and open a new facility or expand an existing facility may be extensive, and the failure to obtain such approvals could prevent or delay the completion of construction or opening of all or part of such facilities or otherwise affect the design and features of the project. Major construction projects, such as the Sydney Harbour Casino or another new casino development, entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, engineering, environmental or regulatory problems, work stoppages, weather interference and unanticipated cost increases. Accordingly, there can be no assurance that any project, including the Sydney Harbour Casino, will be completed on time or within budget or that unanticipated delays or cost increases will not have a material adverse effect on any project.

     The Company is pursuing a number of gaming opportunities. In many cases, the Company is competing against other gaming companies, some of which may have greater financial resources. There can be no assurance that these opportunities will be realized by the Company. The Company reserves the right to cease pursuing any of the gaming opportunities at any time.

ABSENCE OF PUBLIC TRADING MARKET

     The Warrants constitute a new issue of securities, have no established trading market and may not be widely distributed.
The Commission has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any such registration statement filed by the Company for a variety of reasons. Failure to have the registration statement declared effective could adversely affect the liquidity and price of the Warrants. If a market does develop, the price of the Warrants may fluctuate and liquidity may be limited. If a market for the Warrants does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

                         USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Warrants and Shares which are being sold by the Selling Security Holders. Any proceeds from the exercise of the Warrants, to the extent that the Warrants are exercised, will be used by the Company for general corporate purposes.

            PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock has been listed on the NYSE since May 30, 1984 under the symbol "SBO." The range of high and low sales prices per share as reported on the NYSE Composite Tape, and the dividends declared by the Company, for each quarter in 1993, 1994 and 1995 are as follows:


                                                                   Dividends
                                               High         Low    declared
Year ended December 31, 1993
  Quarter ended March 31, 1993               24 5/8      15 3/8        .025
  Quarter ended June 30, 1993                24 3/8      17 5/8        .025
  Quarter ended September 30, 1993           21 1/2      15 3/8        .025
  Quarter ended December 31, 1993            23 3/8      15 5/8        .025

Year ended December 31, 1994
  Quarter ended March 31, 1994                   21      16 1/4        .025
  Quarter ended June 30, 1994                22 7/8      15 3/8        .025
  Quarter ended September 30, 1994           17 7/8      13 1/8        .025
  Quarter ended December 31, 1994            14 1/2      11 3/4        .025

Year ended December 31, 1995
  Quarter ended March 31, 1995               15 3/4      13 1/2        .025
  Quarter ended June 30, 1995                18 5/8      13 1/2        .025
  Quarter ended September 30, 1995           24 3/8      17 1/2        .025
  Quarter   ended   December   31,   1995    26 1/2      21
  (through November 28, 1995)


     On  November  28, 1995, the closing price of  the  Company's
Common  Stock  on the NYSE was 25 3/4.  There were  approximately
1,796 holders of record of the Company's Common Stock as of November 27, 1995.

     The Company has paid quarterly dividends since 1970. The declaration and payment of dividends is at the discretion of the Board of Directors. The Board of Directors considers, among other factors, the Company's earnings, financial condition and capital spending requirements in determining the appropriate dividend.

     The Company and its subsidiaries are restricted in the payment of cash, dividends, loans or other similar transactions by the terms of Indentures executed by the Company in connection with the issuance of (i) 9 1/4% First Mortgage Bonds Due 2008 and
(ii) 13% Senior Subordinated Notes Due 2009. See "Management's Discussion and Analysis - Liquidity and Capital Resources" and the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

                    SELLING SECURITY HOLDERS

     The following table lists the names of the persons whose Warrants and Shares are covered by this Prospectus (the "Selling Security Holders"), and for each, the number of Warrants and/or Shares beneficially owned at the commencement of the offering, the number of Warrants and/or Shares being offered for sale and the number of Warrants and/or Shares to be beneficially owned after the offering. The columns "Number of Shares Owned at Commencement of Offering" and "Number of Shares Being Offered" include all of the Shares issuable upon exercise of the Warrants held by each Selling Security Holder. An affiliate of the Selling Security Holder, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), has acted as an underwriter to the Company from time to time in connection with its public offerings for over 10 years. An affiliate of the Underwriter provided a standby bridge loan commitment to the Company relating to the Company's investment in SHCL, for which it received customary fees.

                             Warrants                        Common Stock(1)

                    Number              Number    Number of
                      of      Number      of        Shares
                   Warrants     of     Warrants    Owned at   Number of
                   Owned at  Warrants   Owned     Commence-    Shares       Number of
                   Commence-  Being     After      ment of      Being     Shares Owned
    Selling         ment of  Offered   Offering    Offering    Offered   After Offering
Security Holder    Offering

DLJ Capital          93,686    93,686     0           93,686     93,686         0
Corporation

Equitable Life       41,387    41,387     0           41,387     41,387         0
Assurance
Society of the
United States

Equitable             8,563     8,453     0            8,563      8,563         0
Variable Life
Insurance
Company

DLJ First ESC LLC     6,364     6,364     0            6,364      6,364         0

__________________________


(1)Beneficial ownership for each of the Selling Security Holders does not exceed 1% of the outstanding Common Stock at the commencement of the offering or after the offering.


                      PLAN OF DISTRIBUTION

     The Warrants and Shares may be sold from time to time to purchasers directly by any of the Selling Security Holders or, alternatively, any of the Selling Security Holders may from time to time offer the Warrants and Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Warrant and Shares for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Warrants and Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of Warrants and Shares is made, if required by applicable law or regulations, a Prospectus Supplement will have to be distributed which will set forth the aggregate amount of Warrants and Shares being offered and the terms of the offering, including the name or names of any dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or paid to dealers. Guidelines adopted by the National Association of Securities Dealers, Inc. ("NASD") set forth the maximum commission that any NASD member firm can receive in connection with a distribution of any of the Warrants and Shares without further clearance from the NASD. If required by applicable law or regulations, a Prospectus Supplement and/or a post-effective amendment to the Registration Statement of which this Prospectus is a part will have to be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Warrants and Shares, including, if applicable, the factors used to determine the price of the Warrants and Shares then being offered.

     Subject to the preceding paragraph, the Warrants and Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and/or dealers. The Shares are listed on the NYSE and may also be sold in transactions  on  the NYSE.  The Warrants are not  listed  on  an exchange and there is no public market for the Warrants. In addition, the Warrants and Shares may be sold, to the extent permitted, from time to time in transactions effected in accordance with the provision of Rule 144 under the Securities Act.

     Upon  applicable  rules and regulations under  the  Exchange
Act, any person engaged in a distribution of the Warrants and Shares may not bid for or purchase the Warrants and Shares until after such person has completed his or her participation in such distribution, including the period of nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Security Holders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-6, and 10b-7, which provisions may affect the timing of purchases and sales of any of the Warrants and Shares by the Selling Security Holders and any such other person. All of the foregoing may affect the marketability of the Warrants and Shares and the ability of any person or entity to engage in market making activities with respect to the Warrants and Shares.

     Pursuant to prior agreements entered into with the Selling Security Holders, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Warrants and Shares to the public, other than commissions and discounts of dealers or agents.

                     DESCRIPTION OF WARRANTS

     The  Warrants  are issued in fully registered form  under  a
Warrant Agreement dated as of May 6, 1994 (the "Warrant Agreement"), between the Company and DLJ Bridge Finance, Inc. ("DLJ"), an affiliate of the Selling Security Holders. A copy of the form of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms. All capitalized terms not otherwise defined herein have the meanings assigned in the Warrant Agreement.

EXERCISE OF WARRANTS

     Each Warrant entitles the holder thereof to purchase one share of Common Stock of the Company at a price of $15.50. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment. The Warrants may be exercised at any time until 5:00 p.m. New York City Time on May 6, 1999. The exercise price of the Warrants will be payable at the holder's option either (i) in cash,
(ii) by certified check or official bank check payable to the order of the Company, or (iii) by surrender of debt or preferred equity securities of the Company having a principal amount or liquidation preference, as the case may be, equal to the aggregate exercise price to be paid. In the alternative, each holder of Warrants may exercise its rights to receive Shares on a net basis, such that, without the exchange of any funds, the holder of Warrants receives that number of Shares otherwise issuable upon exercise of its Warrants less that number of Shares having an aggregate Quoted Price at the time of exercise equal to the aggregate exercise price that would otherwise have been paid by the holder of the Shares. The Warrants shall be exercisable, at the option of the holders thereof, either in full or from time to time in part (in whole shares).

PAYMENT OF TAXES

     The Company shall pay all documentary stamp taxes attributable to the initial issuance of Shares upon the exercise of the Warrants; provided, however, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any certificates for Warrants or any certificates for Shares in a name other than that of the registered holder of a Warrant surrendered upon the exercise of a Warrant.

STOCK EXCHANGE LISTING

     The Company shall take all action which may be necessary so that the Shares, immediately upon their issuance upon the exercise of the Warrants, will be listed on the NYSE or other principal securities exchanges and markets, if any, on which other shares of Common Stock of the Company are listed.

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES

     The Exercise Price and the number of Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of certain events.

ADJUSTMENTS FOR CHANGE IN CAPITAL STOCK

     The exercise and the number of Shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of (a) the payment of a stock dividend or distribution, the occurrence of a stock split or reverse-split, the reclassification of Common Stock or the reorganization, merger, or consolidation of the Company; (b) the distribution to stockholders generally of evidence of indebtedness or assets of the Company or rights or options to, or securities convertible into or exchangeable or exercisable for, the same or (c) the issuance of Common Stock at a price less the then current market value of the Common Stock or rights or options to, or securities convertible into or exchangeable or exercisable for, the same. No adjustment in the exercise price need be made unless the adjustment would require an increase or decrease of at least 1% in the exercise price of the Warrant. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

     No adjustment need be made for a transaction if Warrant holders agree to participate in the transaction on a basis and with notice that the Board of Directors determined to be fair and appropriate in light of the basis and notice on which the holders of Common Stock participate in the transaction. No adjustment need be made for rights to purchase Common Stock pursuant to the Company's plan for reinvestment of dividends or interest. Additionally, no adjustment need be made for a change in the par value or no par value of the Common Stock. To the extent the Warrants become convertible to cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

  CURRENT MARKET PRICE

     The current market price per share of Common Stock on any date is the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. The "Quoted Price" of the Common Stock is the last reported sales price of the Common Stock as reported by the NYSE, or if the Common Stock is listed on another securities exchange, the last reported sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or as reported by NASDAQ, National Market System, or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the current market price on the basis of such quotations as it in reasonable good faith considers appropriate.

  REORGANIZATION OF THE COMPANY

     If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant
immediately   before  the  effective  date  of  the  transaction.
Concurrently  with  the  consummation of  such  transaction,  the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for above. The successor shall mail to Warrant holders a notice describing the supplemental Warrant Agreement. If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

  WHEN ISSUANCE OR PAYMENT MAY BE DEFERRED

     In any case in which the Warrant Agreement shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

                 DESCRIPTION OF CAPITAL STOCK

     The aggregate number of shares of capital stock which the Company has authority to issue is 51,000,000, of which 50,000,000 shares are Common Stock, $1.00 par value, and 1,000,000 shares are Preferred Stock, $1.00 par value.




   COMMON STOCK

     All holders of Common Stock have the right to cast one vote for each share held of record on any matter coming before the stockholders for a vote. Stockholders have no preemptive or subscription rights. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock; however, each share of outstanding Common Stock is entitled to one Preferred Stock Purchase Right. A more detailed description of the Preferred Stock Purchase Rights is set forth under the caption "Preferred Stock" below.

     Subject to rights of the holders of outstanding Preferred Stock, the holders of Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time from funds legally available therefor, and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provisions for any liquidation preferences on any outstanding Preferred Stock.

     The Company's Articles of Incorporation require a vote of two-thirds (66-2/3%) of the voting power of the Company to approve a merger, consolidation or sale or lease of substantially all the assets of the Company. This requirement could make an attempted takeover of the Company more difficult.

   PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of Preferred Stock. The Company's Board of Directors is empowered to issue one or more series of Preferred Stock with such rights, preferences, restrictions and privileges as may be fixed by the Board of Directors, without further action by the Company
stockholders.   None  of  the  Preferred  Stock  is  issued   and
outstanding. However, the Company has authorized rights ("Rights") to purchase Preferred Stock upon the occurrence of certain events (as described below).

   RIGHTS

     Each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Preferred Stock of the Company, designated as Series A Junior Preferred Stock (the "Series A Preferred Stock") at a price of $120.00 per one one-hundredth (1/100) of a share (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent").

     The Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions, has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights would not be exercisable, would not be represented by a separate certificate, and would not be transferable apart from the Company's Common Stock.

     The  Rights are not exercisable until the Distribution Date.
The Rights will expire at the close of business on October 5, 2005, unless earlier redeemed by the Company as described below.

     The Series A Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company's preferred stock. The Series A Preferred Stock may not be issued except upon exercise of Rights. Each share of Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $120.00 per share or 100 times the cash dividends declared on the Company's Common Stock. In addition, Series A Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of the liquidation of the Company, the holders of Series A Preferred
Stock will be entitled to receive, for each share of Series A Preferred Stock, a payment in an amount equal to the greater of $12,000.00 or 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

     The number of shares of Series A Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

     Unless the Rights are earlier redeemed or the transaction is approved by the Board of Directors and the Continuing Directors, if the Company at any time after the Distribution Date were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, in the event that a person or group becomes the beneficial owner of 15% or more of the Company's voting stock (other than pursuant to a tender or exchange offer (a "Qualifying Tender Offer") for all outstanding shares of Common Stock that is approved by the Board of Directors, after taking into account the long-term value of the
Company and all other factors they consider relevant in the circumstances), the Rights Agreement provides that proper provisions will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of the Series A Preferred Stock having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Company's Common Stock as provided in the Rights Agreement).

     Fractions of shares of Series A Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

     At  any  time  on or prior to the close of business  on  the earlier of (i) the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of the Board of Directors and a majority of the Continuing Directors (as defined in the Rights Agreement) may determine) or
(ii) October 5, 2005, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The Rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Continuing Directors. Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For as long as the Rights are then redeemable, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person becomes an Acquiring Person requires the approval of a majority of the Continuing Directors (as provided in the Rights Agreement).

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                          LEGAL MATTERS

     Certain legal matters with regard to the validity of the Warrants and Shares will be passed upon for the Company by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. H. Gregory Nasky, of counsel to the law firm of Kummer Kaempfer Bonner & Renshaw, is a Director and the Secretary of the Company.

                             EXPERTS

     The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which are incorporated by reference herein and elsewhere in the Registration Statement, have been included and incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included and incorporated by reference herein and elsewhere in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                             PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses set forth below will be borne entirely by the Company:

                     ITEM                            AMOUNT

Securities and Exchange Commission Registration      $  1,250
Fee
Blue Sky Fees                                             500
NASD Fees                                                 -0-
New York Stock Exchange Listing Fee                       -0-
Transfer Agents' Fees                                     -0-
Legal Fees and Expenses                                15,000
Accounting Fees and Expenses                            5,000
Miscellaneous Expenses                                    -0-
Total.                                                $21,750




ITEM 16.  EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION



   4.03 Restated Bylaws of the Company dated October 24, 1995 is incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the Nine Months Ended September 30, 1995, Part II, Item 6(a), Exhibit 3.01 (file no. 1-7123).
   24.02 Consent of KPMG Peat Marwick.

                           SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED,
THEREUNTO DULY AUTHORIZED IN THE CITY OF LAS VEGAS, STATE OF NEVADA ON DECEMBER 4, 1995.


                            SHOWBOAT, INC.



                            By:  /s/ J.K. Houssels, III
                                 J.K. HOUSSELS, III
                                 President and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF  1933,
THIS  AMENDMENT  NO.  1 TO THE REGISTRATION  STATEMENT  HAS  BEEN
SIGNED  BY  THE FOLLOWING PERSONS IN THE CAPACITIES  AND  ON  THE
DATES INDICATED.


        SIGNATURES                        TITLE                     DATE


                              Chairman of the Board
J.K. Houssels

/s/ J.K. Houssels, III        Director, President and          December 4, 1995
J.K. Houssels, III            Chief Executive Officer

/s/ Leann Schneider           Vice President-Finance,          December 4, 1995
Leann Schneider               Treasurer and Chief Financial
                              Officer (Principal Accounting
                              Officer)

*                             Director
William C. Richardson

                              Director
John D. Gaughan

*                             Director
Jeanne Stewart

*                             Director
Frank A. Modica

                              Director, Executive Vice
H. Gregory Nasky              President and Secretary

*                             Director
George A. Zettler

*                             Director
Carolyn M. Sparks

*By: /s/ John N. Brewer       (Attorney-in-Fact)               December 4, 1995
     John N. Brewer

                         EXHIBIT INDEX




EXHIBIT
NUMBER                                                         PAGE



   4.03  Restated  Bylaws of the Company dated  October  24,
         1995 is incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the
         Nine  Months  Ended September 30,  1995,  Part  II,
         Item 6(a), Exhibit 3.01 (file no. 1-7123).
   24.02 Consent of KPMG Peat Marwick.                         25